Exhibit 10a(19)

               EMPLOYMENT SEPARATION and RELEASE AGREEMENT
                                 between
                             Jerry G. Salomone
                                   and
                           Atlantic Energy, Inc.
                     and its affiliated and subsidiary
                          companies inclusive of
                      Atlantic City Electric Company


     This Employment Separation and Release Agreement (Agreement) is made and entered into this 31st day of January, 1995 by and among JERRY G. SALOMONE (Incumbent) residing at 306 Reed Road, Absecon, County of Atlantic, State of New Jersey and Atlantic Energy, Inc. and its affiliated and subsidiary companies (sometimes hereinafter referred to as "Energy") including Atlantic City Electric Company (hereinafter sometimes referred to as "Atlantic") (hereinafter sometimes collectively referred to as the "Company") having principal Executive Offices located at 6801 Black Horse Pike, Pleasantville, County of Atlantic, State of New Jersey.
     WHEREAS, Incumbent has been employed by the Company for some time past in the capacity of an Officer and employee; and
     WHEREAS, Incumbent has requested the Company to amend that certain Employment Agreement dated February 10, 1994 among J. G. Salomone, Atlantic Energy, Inc. and Atlantic City Electric Company (the "Employment Agreement") to permit Incumbent to terminate and withdraw from continued employment with the Company, and to retire from the Company effective close of business January 31, 1995 as his voluntary act and deed; and
     WHEREAS, the Company has agreed to amend the Employment Agreement to release Incumbent from his continuing obligations thereunder in order to grant Incumbent his request to retire from the Company effective close of business on January 31, 1995; and
     WHEREAS, Incumbent and the Company have agreed that Incumbent shall irrevocably withdraw from and terminate the employment relationship with the Company and to retire from the Company upon the terms and conditions more fully set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained which the parties hereto hereby agree constitute fair, reasonable and valuable consideration, Incumbent and the Company, intending to be legally bound, hereby represent, covenant and agree as follows:
     1. The Recital Clauses hereinabove set forth are incorporated and made a material part of this Agreement.
     2. Incumbent shall terminate and withdraw from full time employment as an Officer and employee of the Company, and shall resign as a Director of Atlantic effective close of business on January 31, 1995 (the "Retirement Date"). Incumbent acknowledges that he has selected the Retirement Date. Company acknowledges that it has agreed to the Retirement Date selected by Incumbent.
          Incumbent acknowledges that he has heretofore voluntarily submitted Letters of Resignation resigning as a member of the Board of Directors of all other subsidiaries of Energy or of Atlantic for which he has served as a member of the Board of Directors, and has also submitted his resignation as a member of the Board of Managers of Cogenerations Partners of America. Company acknowledges that such Letters of Resignation have heretofore been accepted, the originals of which have been filed in the corporate books and records of such companies.
     3. Notwithstanding the Termination and Retirement Date, Incumbent shall be entitled to receive payment for all accumulated vacation and personal days to the extent same have been earned, but unused during calendar years 1994 and 1995.
     4. In addition to any benefit to which Incumbent is otherwise entitled by reason of having been an employee of the Company, the Company agrees to:
          (a) Pay Incumbent an amount ($219,623.22) equivalent to sixty-two (62) weeks of his annual Base Salary in effect as of January 31, 1995 ($184,200.00), as established by the Board of Directors of the Company, which shall be reduced by all deductions required to be made by law. This payment shall be made in monthly installments to be computed by the Company, with the first such payment to be made March 1, 1995 and continuing to be paid on the first business day of each month thereafter until fully satisfied; and such amount shall not be subject to payment of any interest thereon. Such payment will be made upon the condition that Incumbent has executed and returned this Agreement and the General Release, Waiver and Acknowledgment (General Release) not later than January 31, 1995, and that the revocation period specified in Exhibit A shall have expired without revocation by Incumbent.
          (b)  Pay Incumbent an Incentive Award pursuant to:
               (i)  the 1994 Management Annual Incentive
Compensation Plan of Energy and its Subsidiaries in which Incumbent is a participant (the "1994 Plan"); and
               (ii) the 1995 Management Annual Incentive
Compensation Plan of Energy and its Subsidiaries in which Incumbent is a participant (the "1995 Plan").
               For purposes of the 1995 Plan, Incumbent shall be
deemed to have satisfactorily contributed toward the achievement of the requisite goals through January 31, 1995. Therefore, any award which may be granted by the Board of Directors in accordance with and pursuant to the 1995 Plan shall be prorated as to Incumbent and the prorated period shall be 1/12 of the annual performance period.
               For the 1994 Plan, Incumbent participated as an
employee for the entire plan period, being calendar year 1994. Any award which may be granted by the Board of Directors shall be in accordance with and pursuant to the 1994 Plan terms, and the determination by the Board of Directors shall be final.
          (c) Deliver to Incumbent those shares of stock to which Incumbent is otherwise eligible in accordance with and pursuant to the Company Long-Term Performance Incentive Plan ("LTPIP") currently in effect covering the period January 1, 1993 through December 31, 1995. For purposes of determining the amount of stock to be delivered to Incumbent, Incumbent will be credited with service through January 31, 1995 and will be deemed to have satisfactorily contributed toward the achievement of the longer-term financial and operating performance objectives of such Plan for the specified period (i.e. 25/36ths of the period). The stock will be delivered to Incumbent at the same time that shares are otherwise distributed pursuant to the LTPIP.
          (d) Deliver to Incumbent the Stock Option(s) together with the restricted shares of stock to be determined in accordance with and pursuant to the Equity Incentive Plan (the "EIP") approved by the shareholders of Atlantic Energy, Inc. on April 27, 1994. The Stock Option shall be exercised in accordance with the provisions set forth in Section 5(h) of the EIP and without acceleration. The restricted shares granted to Incumbent pursuant to the EIP on April 27, 1994 will be awarded, together with accumulated dividends, on a prorated basis at the end of the first performance cycle and subject to performance results, in the same manner as distributed to the other participants in the EIP. The prorated period shall be deemed to be 13/36ths of the total performance cycle.
          (e) Provide Incumbent with continued coverage under the Medical Expense Reimbursement Plan of the Company through January 31, 1995; and, in addition, pay to Incumbent the additional lump sum of Eight Thousand Dollars ($8,000.00) intended to compensate Incumbent for certain medical procedures currently in progress, but unbilled, and for which the Company shall have no further obligation. This amount shall be treated as income, and shall be added to the amount to be paid to Incumbent pursuant to Subsection (a) of Paragraph 4 of this Agreement, to be payable over the same period, without interest and from which amount all deductions required by law shall be taken.
          (f) Pay to Incumbent, in a lump sum the present value of the Supplemental Executive Retirement Plan (SERP) benefit (using, for 1995, the Base Salary in effect as of 1/31/95) to which Incumbent would be entitled at age 55 (grossed up for tax purposes assuming an individual rate of 44.80%). Upon the making of such payment to Incumbent, Company shall have no further liability to Incumbent for any SERP benefit; except that the Company shall be obligated to pay the Death Benefit pursuant to the terms of the SERP upon Incumbent's death.
          (g)  Pay to the Incumbent, or his designated
beneficiary, all other benefits to which he is entitled by reason of his having been an employee of the Company, which shall be paid in the manner, amounts and at such times as are provided in accordance with the terms and conditions thereof as in effect on the Retirement Date, and using the Retirement Date as the date of separation.
          (h) In the event the Board of Directors of Energy shall recommend, and the Board of Directors of Atlantic shall adopt, a resolution which shall otherwise increase the amount of Base Salary compensation to be paid to the Officers of Energy and of Atlantic during calendar year 1995, in such event the Board of Directors shall, in their sole discretion, establish a dollar amount for Incumbent to be used for the sole purpose of calculating an additional lump sum payment to be made to Incumbent applying the following formula:
               (i)  Amount of increase, if any, as may be
                    determined by the Board in its discretion, to be multiplied by 25%; the product
               (ii) To be multiplied by the PBGC factor in effect
                    during 1995 (11.5243); to be
              (iii) grossed up for tax purposes assuming an
                    individual tax rate of 44.80%.
               It is the intent of this provision to pay to
Incumbent an amount to make Incumbent whole as if such increase in salary had been in effect on the Retirement Date and the increased salary amount would have been utilized to calculate the present value of the SERP benefit to which Incumbent would otherwise have been entitled.
               It is understood and agreed, however, that
Incumbent is not to receive any additional Base Salary payment, or any other additional compensation as a result of such action having been taken by the Board of Directors of Energy and of Atlantic, except as specifically set forth in this subsection (h) of Paragraph 4. It is also understood and agreed that the Board of Directors shall have the sole discretion to make such a determination and as to the amount of any such award; and the determination by the Board of Directors shall be final.
          Payment of the Incentive Award and delivery of those shares of restricted stock and the Stock Option referred to in Subparagraphs (b), (c) and (d) of this Paragraph or shall be consummated and delivered to Incumbent at such time as such payment and award shall be made to all other Officers of the Company.
          Should Incumbent die prior to receiving any of the payments or those shares of stock hereinabove referenced, payment of such amount and/or delivery of such shares shall be made to the Estate of the Incumbent or to such other beneficiary as Incumbent shall designate in writing to be delivered to the Company prior to his death to the extent permitted by the LTPIP and the EIP.
          Payment by the Company to Incumbent of the compensation and benefits described in subsections (a) through (h) of this Paragraph 4 shall be paid to Incumbent upon the condition that Incumbent has executed and returned this Agreement together with the General Release not later than January 24, 1995, and that the revocation period specified in Exhibit A shall have expired without revocation by Incumbent.
     5. The consideration given to Incumbent pursuant to this Agreement, with the exception of those benefits to which he and his beneficiary or estate are otherwise entitled by reason of his having been an employee of the Company, constitute the total amount to which Incumbent is entitled as a result of his employment with the Company and is paid in satisfaction of any and all claims of any nature whatsoever, however arising, whether known or unknown, which Incumbent has or may have against the Company at any time as a result of, relating to or arising out of his employment with the Company or his retirement and separation therefrom.
     6.   Attached hereto and made a part hereof as Exhibit "B"
is Article VI of the By-Laws of Energy.   Energy, on behalf of
itself and its subsidiaries, warrants and represents that pursuant to these By-Laws (and the By-Laws of the applicable subsidiary companies), Incumbent will be provided with indemnification against liability (including attorney's fees and related expenses) imposed upon or incurred by him in any threatened, pending or completed investigation, claim, action, suit, or proceeding, whether civil, administrative or investigative in nature which may be instituted by or on behalf of Energy, or any of its Subsidiaries, inclusive of Atlantic, against Incumbent. Energy further represents and warrants that in the event the By-Laws of Energy (or any subsidiary thereof) are hereafter amended to alter or extinguish such obligation to indemnify, notwithstanding such amendment or alteration, the obligation to indemnify as set forth herein shall nonetheless remain in full force and effect. In the event that Energy or its applicable subsidiary refuses to indemnify Incumbent, or in the event a Court of competent jurisdiction holds that Energy (or the applicable subsidiary thereof) is not obligated to indemnify the Incumbent (other than where a judgment or other final adjudication establishes that the acts or omissions of the Incumbent involved a knowing violation of law constituting criminal conduct or are otherwise beyond the scope of indemnity provided by the By-Laws as in effect at the time of execution and delivery of this Agreement) then the General Release given to Energy and its Subsidiaries, inclusive of Atlantic by Incumbent shall become null and void for purposes of the litigation or claim for which indemnity is being sought by Incumbent, and shall not bar Incumbent from thereafter asserting any claim or counterclaim he may have against Energy, or its Subsidiaries, inclusive of Atlantic arising out of such litigation and failure to indemnify. Furthermore, in the event Energy does not provide such indemnification to the Incumbent, neither Energy nor its Subsidiaries, inclusive of Atlantic, shall invoke any defense based in whole or in part on any Statute of Limitations or on the timeliness of such claim which may thereafter be instituted by the Incumbent in accordance with the provisions of this paragraph and limited to the litigation or claim for which indemnity is being sought by Incumbent.
     7. This Agreement shall apply to and be binding upon all affiliated, related, parent, subsidiary and successor corporations of the Company, and their assigns; and shall apply to and be binding upon Incumbent, his personal representative, heirs, executors, administrators, trustees, successors, assigns and any and all persons who may succeed the legal rights and interests of Incumbent.
     8. In exchange for the undertakings of the Company contained in Article 4, and as a condition precedent thereto, Incumbent agrees to execute and deliver a General Release in the form attached hereto as Exhibit A. Incumbent expressly acknowledges that he is aware that he has rights under federal and state laws which prohibit discrimination in employment based on race, sex, national origin, age, religion, disability and veteran rights, including the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Law and the Americans with Disabilities Act (hereinafter collectively referred to as the "Acts"); and further acknowledges that this Agreement and the attached General Release do legally bind Incumbent to REMISE, RELEASE AND FOREVER DISCHARGE the Company and its affiliated corporate entities, its and their respective officers, directors, employees and agents, and it and their predecessors, successors, assigns, heirs, executors and administrators, of and from any and all manner of actions and causes of actions, suits, debts, demands and claims whatsoever, at law or in equity whether arising out of his employment with the Company and his withdraw and retirement therefrom which Incumbent ever had, now has, or hereafter may have, or which his heirs, executors or administrators hereafter may have by reason of any matter, cause or thing whatsoever from the beginning of his employment with the Company to the Retirement Date and, more particularly, but without limitation of the foregoing terms, any and all claims concerning or relating in any way to his employment relationship and/or his voluntary termination from employment with the Company and his Retirement therefrom including, but not limited to, all claims under any and all federal, state, local and common laws dealing with employment, separation and damages, including the Acts hereinabove referred to in this Article, including any claims for counsel fees and costs. It is expressly understood and agreed that this Agreement shall operate as a clear and unequivocable waiver by Incumbent of any claim for accrued or future wages or benefits except in connection with any claim relating to pension or other retirement benefits which may arise in the future. Incumbent further agrees not to commence any legal action, in any form, against any releasee identified in the attached General Release or any other party connected with his employment with the Company with respect to any right or claim, direct or indirect, encompassed by the attached General Release and this Agreement, except to enforce the terms of this Agreement.
     9. Incumbent and the Company mutually covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships or economic or career prospects. The only exception to the foregoing shall be in those circumstances in which Incumbent or the Company are obligated to provide information in response to an investigation by a duly authorized governmental entity or in response to legal proceedings.
     10. Incumbent agrees that, except as expressly provided below, he will not communicate or disclose the terms of this Agreement or of the attached General Release to or with any person(s) with the exception of members of his immediate family, his attorney(s), his financial advisor(s) and/or his accountant(s). In such communication or disclosure, Incumbent shall inform the recipient of the information that same is being provided in a confidential manner and subject to a requirement of confidentiality.
          Company agrees that it will treat this Agreement and the attached General Release as a personnel item to be retained in the personnel file of Incumbent and not to be disclosed to third parties without the express written consent of Incumbent; except to the extent that same shall be required to be produced in any legal proceeding, in response to an investigation by a duly authorized governmental entity, or as required to be disclosed by law.
     11. It is expressly understood and agreed that any violation of the confidentiality provision in the preceding Article by Incumbent or Company, or anyone acting on his or its behalf, shall be deemed to be a material breach of this Agreement.
     12. Incumbent agrees and recognizes that he has submitted a voluntary request to the Company to modify and amend the terms of a certain Employment Agreement in order to permit Incumbent to retire without violating the terms of said Employment Agreement, and that the Company has agreed to modify the terms of the Employment Agreement to allow Incumbent to retire; and that this Employment Separation and Release Agreement and the attached General Release constitute a material portion of the amendment to the Employment Agreement and have served as a material inducement to Company to amend the Employment Agreement.
     13.A.     Incumbent agrees that he shall not, directly or
indirectly, knowingly disclose to any other person, firm or corporation nor appropriate to his own use or to the use of any person, firm or corporation, any Confidential Information (as defined herein) used by or belonging to the Company, or any of its subsidiaries or affiliates, except as may be expressly authorized in advance by the Company in a writing signed by a Senior Officer of the affected company.
          For purposes of this Agreement, the term Senior Officer shall mean a person holding a title within any of the companies which constitute the Company of Senior Vice President or higher.
          For purposes of this Agreement, the term Confidential Information includes, by way of illustration and not limitation, matters of a technical nature such as "know how", "formulae", "processes", "procedures", "techniques", "machinery", "apparatus, "inventions", "studies", "research projects", "technical data", "development plans", "product specifications", as well as matters of a business or financial nature such as, by way of illustration and not limitation, information about the cost, sources of, and arrangements for service or materials supplied to customers or clients of the Company, submission and proposal procedures, production, labor and/or material costs, profits and losses, prices, discounts, sales, markets, customer lists, future plans, trade secrets and proprietary information not generally available to the public.
          B. In addition, Incumbent represents and warrants that he will never, directly or indirectly lecture upon or publish articles concerning any Confidential Information without first having obtained from the affected company prior approval and written consent in the manner hereinabove contained.
          C. Incumbent shall act with due diligence in order that, on or before February 1, 1995, Incumbent shall have turned over to the Company all documents and other things, and all copies thereof within his possession, custody or control which may contain or which may have been derived from, or which may have the potential of disclosing any Confidential Information.
          D. Notwithstanding the preceding subparagraphs of this Article, it is understood and agreed that Incumbent shall not be bound by any covenant not to compete. He shall be permitted to engage in employment with a competitor of the Company without limitation as to time or geographical area. However, by engaging in such employment, Incumbent represents and warrants that he will not violate the provision of Subparagraphs A through C of this Article and will not, directly or indirectly, disclose any Confidential Information of the Company or of any of its subsidiaries or affiliates, except as expressly authorized in advance by the Company in the manner set forth in Subparagraph A of this Article.
     14. In the event of a breach by Incumbent of any of Articles 8, 9, 10 or 13 of this Agreement or of the attached General Release, the Company shall be relieved and discharged of its obligations under the terms of this Agreement to provide Incumbent with any consideration which is in addition to the payments and benefits to which he and his beneficiaries or his estate are entitled by reason of his having been an employee of the Company in accordance with the terms and conditions of such plans and policies; and shall thereupon be entitled to institute an action to obtain any damages that may arise from such breach. In addition, the parties recognize that money damages are inadequate to compensate the Company for irreparable harm that may result from a breach of the confidentiality provisions contained within Article 13 of this Agreement and that equitable remedies are appropriate, inclusive of injunctive relief, which shall be in addition to any other remedies available to the Company at law or in Equity.
In the event of a breach by the Company of Article 9 or 10 of this Agreement or of the attached General Release, the Incumbent shall be entitled to institute an action for any damages which may arise from such a breach. In addition, the parties recognize and agree that money damages may be inadequate to compensate the Incumbent for irreparable harm that may result from a breach of the recommendation and confidentiality provisions contained in Articles 9 and 10, respectively, and that equitable remedies are appropriate, inclusive of injunctive relief, which shall be in addition to any other remedies available to the Incumbent at law or in Equity.
In the event either party shall be required to commence an action, at law or in equity, to enforce its rights under or as a result of a breach of this Agreement, the parties shall bear their own attorneys' fees and costs.
15.Incumbent acknowledges that he has been informed of his right to consider this Agreement and the terms thereof for a period of at least twenty-one (21) days prior to executing and delivering this Agreement to the Company; and that Incumbent has considered this Agreement and the terms thereof for in excess of twenty-one
(21) days. He further acknowledges that he understands his right to revoke this Agreement and the attached General Release, by giving written notice to the Company in the manner set forth in the General Release attached hereto as Exhibit A. Such notice shall be effective upon receipt by the Company. This right is being provided to Incumbent as required under the Age Discrimination in Employment Act.
Incumbent further acknowledges that he has been given the opportunity to have this Agreement and the attached General Release reviewed by attorney(s), accountant(s) and/or financial advisor(s) of his own choice; and that Incumbent has provided comments which have been incorporated into this Agreement to his satisfaction.
     16. In further consideration of the undertakings by Company, which consideration is deemed by Incumbent to be fair, adequate and reasonable, Incumbent agrees, covenants and warrants that Incumbent shall hereafter, and at all reasonable times, cooperate with the Company and any affiliates and subsidiaries thereof in the analysis, prosecution or defense of any claim which may hereafter be asserted, as to which Incumbent has knowledge as a result of his employment with the Company, which shall include but not be limited to Incumbent's attendance at depositions, trial and similar activities. The Company shall exercise reasonable efforts to minimize Incumbent's participation and to cooperate with Incumbent in scheduling appearances at such proceedings. This agreement to cooperate shall extend to any matters which are alleged to have arisen during Incumbent's employment with the Company.
     17. This Agreement and the attached General Release contain the entire Agreement with respect to the matters contained herein and therein and cannot be altered or amended except in a writing duly executed by the parties or their legal representatives.
     18. Nothing in this Agreement or the attached General Release shall be construed or considered as evidence of or an admission by the Company of a violation of the United States Constitution, of the Age Discrimination in Employment Act, of Title VII of the Civil Rights Act of 1964, as amended, of the New Jersey Law against Discrimination, of the New Jersey Conscientious Employee Protection Act, of the New Jersey Wage Law, of the Equal Pay Act of 1963, as amended, of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, of the New Jersey Conscientious Employee Protection Act, of the Americans with Disabilities Act, of any other act, law, rule or regulation referred to herein or of any other federal, state or local law, statute, ordinance, code, regulation, rule or order; and any such violation is specifically denied.
     19. This Agreement and the attached General Release shall be interpreted, construed and enforced in accordance with the laws of the State of New Jersey. Should any part of this Agreement or of the attached General Release be determined to be unenforceable by a court of competent jurisdiction, the parties shall immediately meet to amend the Agreement or Release to effectuate the intent of the parties; and the surviving portions of the Agreement and Release shall remain binding and enforceable and in full force and effect.
     20. Any notices required to be given under this Agreement or Release shall be either hand-delivered or delivered by certified mail, return receipt requested and shall be directed as follows:

If to Company:

     Jerrold L. Jacobs
     Chairman, President & CEO
     Atlantic City Electric Company
     6801 Black Horse Pike
     P.O. Box 1264
     Pleasantville, NJ  08232

If to Incumbent:

     Jerry G. Salomone
     306 Reed Road
     Absecon, NJ 08201

or to such other person and/or to such other address as the party to receive notice may, from time to time, indicate in writing.
     IN WITNESS WHEREOF, intending to be legally bound, the parties hereto attach their signatures and seals effective the date and year first above written.
DATE:                       INCUMBENT:


1/31/95              /s/ J. G. Salomone
                         J. G. Salomone



STATE OF NEW JERSEY :
                         :  ss.
COUNTY OF ATLANTIC  :

     I hereby certify that on January 31, 1995, Jerry G. SALOMONE, personally came before me and acknowledged under oath, to my satisfaction, that he is the person named in and that he did personally sign this Employment Separation and Release Agreement.

                    /s/  Paula M. James
                    Notary Public  - State of New Jersey



ATTEST:                  DATE:        ATLANTIC CITY ELECTRIC
                                      COMPANY:

/s/ L. M. Walters        1/31/95     /s/ Jerrold L. Jacobs
    L. M. Walters,                   BY: Jerrold L. Jacobs
    Secretary                            President and Chief
                                         Executive Officer

ATTEST:                  DATE:        ATLANTIC ENERGY, INC.:


/s/ J. E. Franklin, II   2/6/95      /s/ J. M. Galvin, Jr.
    J. E. Franklin, II               BY: J. M. Galvin, Jr.
    Asst. Secretary                Chairman of the
                                   Personnel Committee
                                   of Atlantic Energy, Inc. and
                                   designated by the Board of
                                   Directors of Atlantic Energy,
                                   Inc. as the individual
                                   authorized to execute and
                                   deliver this Employment
                                   Separation and Release
                                   Agreement on behalf of
                                   Atlantic Energy, Inc.

                GENERAL RELEASE, WAIVER and ACKNOWLEDGMENT


     In consideration of the undertakings of Atlantic Energy, Inc. and each of its Subsidiaries, inclusive of Atlantic City Electric Company (hereinafter collectively referred to as the "Company") set forth in Article 5 of the Employment Separation and Release Agreement to which this Exhibit A is appended, which provide for payment to me over and above those payments and benefits to which I am otherwise entitled by reason of having been an employee of the Company and subject to the terms and conditions thereof, I hereby release, waive and discharge the Company, and each of them, and their present and former Directors, Officers, employees, agents, representatives and attorneys and their respective successors, assigns, executors, administrators, estates and heirs from and against any and all claims of whatever nature, inclusive of claims for wrongful discharge, property damage, personal or bodily injury which I, my estate and heirs may have against any of them. This Release is intended to be legally binding and to release, relinquish, discharge, extinguish and waive any and all claims, whether known or unknown, direct or indirect which were or could have been or may hereafter be asserted, resulting from anything which has occurred through the effective date of this Release, including claims for attorneys' fees. I hereby promise not to commence or pursue, or to authorize anyone to commence or pursue on my behalf or in my interest any action whether legal, equitable or administrative, or to otherwise seek to recover any damages, remedy or relief of any kind from any releasee within the contemplation of this Release based upon any claim covered by this General Release, Waiver and Acknowledgment.

     Without limiting the scope of the foregoing in any way, I hereby acknowledge and confirm that my separation from employment as an Officer and employee of the Company constitutes my voluntary act and deed made of my own free will and without duress, undue influence or any other pressure or condition exerted or imposed upon me in any form by the Company or anyone acting on its behalf; and I specifically release and waive any and all claims relating to or arising out of any aspect of my employment with the Company or the separation therefrom including, but not limited to, all claims under the Age Discrimination in Employment Act (29 USC Sec. 621, et seq..), Title VII of the Civil Rights Act of 1964 (42 USC Sec. 2000(e), et seq.), as amended, the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the New Jersey Wage Law (N.J.S.A. 34:11-44.1 et seq.) and the Americans with Disabilities Act (42 USC Sec. 12101 et seq.), the Equal Pay Act of 1963 (29 USC Sec. 206, et seq.), the Employee Retirement Income Security Act of 1974 (ERISA), as amended, (29 USC Sec. 301, et seq.), the Employment Contract dated February 10, 1994, as amended, any other contract of employment, express or implied, any provision of the Constitution of the United States of America or of the Constitution of the State of New Jersey, and any other law, whether common or statutory, and any rule, regulation or order of the Unites States, the State of New Jersey, or any other state, and all claims arising out of any legal restrictions on the rights of the Company or its Affiliates with respect to termination of employment and retirement except for any claims regarding pension or other retirement benefits which may arise in the future.
     I certify that I have read the terms of this General Release, Waiver and Acknowledgment, that I have been advised by the Company to consult an attorney of my own choice prior to executing this Agreement, that I have discussed it with my attorney, and that he understands its terms and effects. I further acknowledge that I am executing this Agreement and Release of my own volition, with a full understanding of its terms and effects, and with the intention of releasing all claims recited herein in exchange for the consideration described herein, which I acknowledge to be fair, adequate and satisfactory to me. Neither the Company nor its agents, representatives, employees or attorneys have made any representations to me concerning the terms or effects of this General Release, Waiver and Acknowledgment other than those contained herein and in the Employment Separation and Release Agreement to which it is a part.
     I UNDERSTAND THAT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE SIGNING OF THIS GENERAL RELEASE, WAIVER AND ACKNOWLEDGEMENT, I MAY REVOKE IT IN A WRITING ACKNOWLEDGED BY THE CHIEF EXECUTIVE OFFICER OF THE COMPANY, AND THAT THIS GENERAL RELEASE, WAIVER AND ACKNOWLEDGMENT WILL NOT BE EFFECTIVE OR ENFORCEABLE UNTIL SUCH REVOCATION PERIOD HAS EXPIRED. UPON EXPIRATION OF SUCH REVOCATION PERIOD I UNDERSTAND AND ACKNOWLEDGE THAT THIS GENERAL RELEASE, WAIVER AND ACKNOWLEDGEMENT AND THE EMPLOYMENT SEPARATION AND RELEASE AGREEMENT TO WHICH IT IS APPENDED SHALL BECOME FINAL AND ENFORCEABLE.

                         /s/ J. G. SALOMONE
                             J. G. SALOMONE

DATED: January 31, 1995


STATE OF NEW JERSEY :
                         :  ss.
COUNTY OF ATLANTIC  :

     I hereby certify that on January 31, 1995, Jerry G.
Salomone, personally came before me and acknowledged under oath, to my satisfaction, that he is the person named in and that he did personally sign this General Release, Waiver and Acknowledgement.

                         /s/ Paula M. James
                         Notary Public
                         State of New Jersey


                         ATLANTIC CITY ELECTRIC COMPANY

                         BY:/s/ J. L. Jacobs
                                J. L. Jacobs
                              President & Chief Executive Officer
ATTEST:

/s/ L. M. Walters
    L. M. Walters, Secretary
DATED:January 31, 1995

                         ATLANTIC ENERGY, INC.


                         BY: /s/ J. M. Galvin, Jr.,
                                 J. M. Galvin, Jr.,
                              Chairman of the Personnel Committee
                              of Atlantic Energy, Inc. and
                              designated by the Board of
                              Directors of Atlantic Energy, Inc.
                              as the individual authorized to
                              execute and deliver this General
                              Release, Waiver and Acknowledgment
                              on behalf of Atlantic Energy, Inc.

ATTEST:


/s/ J. E. Franklin, II
    J. E. Franklin, II, Assistant Secretary

DATED:  February 6, 1995

                     AMENDMENT TO EMPLOYMENT AGREEMENT
                                   among
             Jerry G. Salomone, Atlantic City Electric Company
                         and Atlantic Energy, Inc.


     THIS Employment Agreement Amendment is entered into effective the 31st day of January, 1995 among Atlantic City
Electric Company, a corporation of the State of New Jersey
(hereinafter the "Company"), Atlantic Energy, Inc. ("Energy") and
Jerry G. Salomone ("Executive") (collectively the "Parties").

     WHEREAS, an Employment Agreement was entered into among the Parties on the 10th day of February, 1994; and

     WHEREAS, the Term of Employment pursuant to the Employment Agreement expires at the close of business on the date of the Annual Meeting of the shareholders of Energy in 1997, subject only to such earlier termination as specifically provided within
Article 5 of the Employment Agreement; and

     WHEREAS, the Parties hereto agree that none of the Early
Termination Provisions enumerated within Article 5 of the Employment Agreement which would allow for Termination by the Executive, by Company or by Energy have occurred during the term of the Employment Agreement; and

     WHEREAS, the Executive has requested Energy and the Company to amend the terms of the Employment Agreement to grant the Executive's request to voluntarily retire from the Company and Energy effective on the first day of the first month following Executive's 55th birthday; and

     WHEREAS, Energy and Company have agreed to the request made by the Executive, and have agreed to pay the Executive certain additional consideration as more specifically set forth in the Employment Separation and Release Agreement attached hereto as
Schedule 1; and

     WHEREAS, Executive, Company and Energy have mutually agreed to the amount of consideration, the manner and method of payment, and the selection by the Executive of the retirement date,
     In consideration for the mutual promises, covenants and agreements expressed in this Agreement Amendment, and the attachments hereto, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. The recital clauses hereinabove set forth are incorporated herein and made a material part of this Agreement Amendment.
     2. The Termination Date specified in the Employment Agreement is hereby modified. The Termination Date shall now be close of business on January 31, 1995.
     3. This Employment Agreement Amendment shall become effective and legally binding upon the parties hereto upon execution and delivery by the Executive of this Amendment and the execution and delivery by Executive of the Employment Separation and Release Agreement and the General Release, Waiver and Acknowledgment attached thereto (both of which documents are incorporated herein and made a part hereof and are contained within Schedule 1 attached hereto); and upon execution of same by the Company and Energy. Whereupon, the employment relationship of the Executive with the Company and Energy, and their affiliates will be permanently and irrevocably severed; and neither Company nor Energy nor any of its affiliated or related companies shall have any obligation, contractual or otherwise, to hire, rehire or re-employ Executive at any time.
     4. The Parties mutually represent, covenant and warrant to the other that neither has a right to terminate this Agreement for any of the reasons or conditions set forth in Article 5 of the Employment Agreement; and Executive represents and warrants that his request to amend the Employment Agreement to allow for his Retirement from the Company is made of his own free will, without duress, undue influence or any other pressure or condition exerted or imposed upon him in any form by Energy, the Company, or any of their affiliates, or by anyone acting by or on their behalf; and is not based upon any representations made to Executive by Energy, the Company, or any of their affiliates, or their agents, representatives, employees or attorneys except those specifically contained herein and in the documents attached hereto as Schedule 1.
     5. Upon satisfaction of the conditions precedent hereinabove set forth, the employment of the Executive as an officer of Energy, as an officer and director of Atlantic City Electric Company and as an officer and director of Deepwater Operating Company will terminate effective close of business on January 31, 1995. Executive represents that he has heretofore voluntarily submitted letters of resignation effectuating his resignation as a Director of Atlantic Generation, Inc., ATE Investment, Inc., Atlantic Southern Properties, Inc., Atlantic Energy Technology, Inc., Atlantic Thermal Systems, Inc. and of each such subsidiary thereof upon which he may have served as a Director or an Officer; and has also submitted his resignation as a member of the Board of Managers of Cogeneration Partners of America. Each such resignation has heretofore been accepted and the letter of resignation has been duly filed in the record books of each respective company.
     6. Executive hereby agrees to execute and deliver such additional documents, inclusive of but not limited to, letters of resignation, which may be necessary or desirable, in the opinion of Energy, the Company or the non-regulated subsidiaries to evidence Executive's retirement and resignation therefrom.
     7. The Employment Agreement will terminate at close of business on January 31, 1995 whereupon none of the Parties hereto shall have any further employment obligation to the other under the Employment Agreement; and the relationship among the Parties shall thereupon be governed and controlled by the terms of the Employment Separation and Release Agreement and the General Release, Waiver and Acknowledgment.
     8. This Employment Agreement Addendum incorporates Articles 8 through 13 of the Employment Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement Addendum the date and year first above written.

ATTEST:                       ATLANTIC ENERGY, INC.



/s/ L. M. Walters             BY:/s/ J. M. Galvin, Jr.,
    L. M. Walters, Assistant         J. M. Galvin, Jr.,
    Secretary                 Chairman of the Personnel Committee
                              of Atlantic Energy, Inc. and
                              designated by the Board of
                              Directors of Atlantic Energy, Inc.
                              as the individual authorized to
                              execute and deliver this Employment
                              Agreement on behalf of Atlantic
                              Energy, Inc.


ATTEST:                       ATLANTIC CITY ELECTRIC COMPANY



/s/ L. M. Walters               BY:/s/ J. L. Jacobs,
    L. M. Walters, Secretary           J. L. Jacobs, President
                                   and Chief Executive Officer


WITNESS:                      EXECUTIVE:



Paula M. James                /s/ J. G. Salomone
                                  J. G. Salomone